Exhibit 5.1
[Letterhead of Jones Day]
August 10, 2007
Dendreon Corporation
3005 First Avenue
Seattle, Washington 98121

Re:	Registration on Form S-3 of 4.75% Convertible Senior Subordinated Notes due 2014 of Dendreon Corporation
Ladies and Gentlemen:
     We have acted as counsel for Dendreon Corporation, a Delaware corporation (the “Company”), in connection with the sale from time to time, on a delayed basis, by certain of the Company’s security holders, of $85,250,000 aggregate principal amount of the Company’s 4.75% Convertible Senior Subordinated Notes due 2014 (the “Notes”), and the underlying shares (the “Shares”) of Common Stock, par value $0.001 per share, of the Company issuable upon conversion of the Notes (and the accompanying preferred stock purchase rights (the “Rights” and, together with the Notes and the Shares, the “Securities”)), as contemplated by the Company’s Registration Statement on Form S-3 to which this opinion has been filed as an exhibit (the “Registration Statement”). The Notes were issued pursuant to an Indenture, dated as of June 11, 2007 (the “Indenture”), by and between the Company and The Bank of New York Trust Company, N.A., as trustee. The Securities may be sold from time to time pursuant to Rule 415 under the Securities Act of 1933 (the “Act”).
     In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:
     1. The Notes are valid and binding obligations of the Company.
     2. The Shares issuable upon conversion of the Notes have been authorized by all necessary corporate action of the Company and, when issued upon conversion of the Notes pursuant to the terms and conditions of the Notes and the Indenture, will be validly issued, fully paid and nonassessable.
     3. When issued in accordance with the terms of the Rights Agreement, dated September 18, 2002, between the Company and Mellon Investor Services LLC, as rights agent (as it may be amended from time to time, the “Rights Agreement”), the Rights will be validly issued.
     In rendering the foregoing opinions, we have assumed that the resolutions authorizing the Company to issue, offer and sell the Securities will be in full force and effect at all times at which any Securities are issued, offered or sold by the Company.

     For purposes of the opinion expressed in paragraph 1 above, we also have assumed that the Trustee has authorized, executed and delivered the Indenture, and such Indenture is the valid, binding and enforceable obligation of the Trustee.
     The opinion expressed in paragraph 1 above is limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and by general equitable principles, whether such principles are considered in a proceeding at law or at equity.
     The opinion set forth in paragraph 3 above is limited to the corporate authorization and valid issuance of the Rights under the corporation laws of the State of Delaware. We do not express any opinion herein with respect to any other aspect of the Rights, the effect of equitable principles or fiduciary considerations relating to the adoption of the Rights Agreement or the issuance of the Rights or the enforceability or any particular provisions of the Rights Agreement. In rendering the opinion set forth in paragraph 3 above, we have assumed that the Board of Directors of the Company has acted and will act in the good faith exercise of its business judgment with respect to the authorization of the issuance of the Rights and the execution of the Rights Agreement.
     Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, (i) the laws of the State of New York and (ii) the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Jones Day